EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 17, 2014, relating to the consolidated financial statements and financial statement schedule of The Pep Boys — Manny, Moe & Jack and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended February 1, 2014.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
June 10, 2014